UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 1, 2005


                           TITANIUM METALS CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                                  0-28538               13-5630895
--------------------------------------------------------------------------------
(State or other jurisdiction             (Commission           (IRS Employer
      of incorporation)                   File Number)       Identification No.)


1999 Broadway, Ste. 4300, Denver, Colorado                            80202
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code                (303) 296-5600
                                                  ------------------------------


 -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

     The registrant hereby furnishes the information set forth from the transcript of the year-end 2004 earnings teleconference call held February 1, 2005, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     The information, including the exhibit, the registrant furnishes in this report is not deemed "filed" for purposes of section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.



Item 9.01    Financial Statements and Exhibits.

         (c) Exhibits.

             Item No.   Exhibit Index
             --------   ------------------------------------------------
             99.1       Transcript of teleconference call held February 1, 2005.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   TITANIUM METALS CORPORATION
                                   (Registrant)

                                   /s/ Matthew O'Leary
                                   Matthew O'Leary
                                   Corporate Attorney and Assistant Secretary



Date: February 1, 2005

                                INDEX TO EXHIBITS

Exhibit No.             Description
-----------             --------------------------------------------------------
99.1                    Transcript of teleconference call held February 1, 2005.

                                                                    EXHIBIT 99.1
                                      TIMET

                             Moderator: Lanny Martin
                                February 1, 2005
                                  9:30 a.m. CT


Operator: Good day everyone, and welcome to the TIMET year-end 2004 earnings conference call. Today's call is being recorded, and an audio replay will be made available.

     Today's conference will be followed by a question and answer session. If at any time throughout the call you have a question, you may signal by pressing the star key followed by the digit one on your touch-tone telephone keypad.

     Now at this time, I would like to turn the call over to the Chairman and Chief Executive Officer, Mr. Lanny Martin. Please go ahead, sir.

Lanny Martin: Thank you Susan. Good morning. I'm here today with Bruce Inglis, our Vice President of Finance, Corporate Controller, and Treasurer, and Scott Sullivan, our Assistant Corporate Controller.

     As always, any information that we give you today that is not a historical fact is a forward-looking statement that involves risks and uncertainties. Actual results may differ. Our SEC filings contain a discussion of risks and uncertainties that may affect actual results.

     This morning TIMET reported net income attributable to common stockholders of $35.5 million, or $2.20 per diluted share for the full year 2004. This compared to a net loss attributable to common stockholders of $13.1 million, or $0.82 cents per diluted share for 2003. Net sales of $501.8 million during 2005 exceeded $500 million for the first time since 1998, and represented a 30 percent growth as compared to 2003.

     Mill product sales volume during 2004 increased 28 percent, compared to 2003, while melted product sales volume increased 13 percent. Mill product average selling prices, which include the effects of change in product mix and foreign currencies, increased two percent during 2004, as compared to 2003, while melted product average selling prices increased 11 percent.

     Gross margin was 11 percent of net sales during 2004, compared to four percent during 2003. The company's year-on-year improvement in gross margin primarily reflected improved capacity utilization across our plants, which increased from 56 percent during 2003, to 72 percent during 2004. Gross margin was adversely impacted during 2004 by a $7.8 million charge to cost of sales related to an increase in our LIFO reserve, while 2003 benefited from an $11.4 million reduction in cost of sales related to a decrease in our LIFO reserve. That's a $19.2 million swing in LIFO reserve year-over-year.

     Additionally, 2004 was negatively impacted by an increase in accruals of $10.8 million anticipated incentive compensation costs included in selling, general and administrative, and incentive compensation was 13 - so, including the $2.8 million of our incentive comp that's included in our SG&A, incentive compensation was $13.6 million in 2004, and virtually nil in 2003. These incentive comp payments under several plans will be made to over 2000 of our 2200 plus employees.

     As we will discuss in a few minutes, we expect the LIFO reserve charge in 2005 to be somewhat less than 2004, and incentive compensation in 2005 to be about the same as 2004.

     Operating income was $35.3 million, or seven percent of net sales, during 2004, compared to $5.4 million, or one percent of net sales, during 2003. In addition to the previously discussed LIFO and incentive compensation effects, operating income was also negatively affected by nearly two million of costs related to our implementation of the Sarbanes-Oxley Act
     Section 404 internal control requirements. However, as a percentage of net sales, our SGA&D costs decreased from 9.5 percent to 8.9 percent.

     We recognized $22.1 million of operating income during 2004, related to take or pay provisions of our long-term agreement with Boeing, as compared to $23 million during 2003. Additionally, we received the contractually required 2005 take or pay related net advance of $27.9 million from Boeing in early January of 2005. Despite the adverse items that affected our operating income in 2004, as compared to 2003, we were able to achieve substantial operating income growth year-over-year.

     Inventory increased from $165.7 million at the end of 2003 to $231.6 million at December 31st, 2004. This increase primarily reflects the ramp-up of production to meet current demand, purchases of sponge from the Defense Logistics Agency, and increased cost of raw materials and additional alloy purchases in advance of price increases.

     During the fourth quarter of 2004 we sold certain real property at our Henderson, Nevada facility. We continue to have involvement in this property until we can complete construction of a new wastewater treatment facility. Based on Generally Accepted Accounting Principles, we cannot recognize the $12.6 million gain, which is primarily composed of $12 million in cash we received from the sale, and $0.6 million of environmental accrual we will reverse, until we cease involvement with the property. The wastewater treatment facility is currently scheduled for completion in the second quarter of 2005, at which time we expect to recognize the gain.

     Capital expenditures during 2004 were $23.6 million, compared to $12.5 million during 2003. The increase primarily reflects initial spending on construction of the wastewater treatment facility, additional expenditures on vessels and lids utilized in our sponge making process, and other capacity-based expenditures, as we continue to increase plant utilization in conjunction with a market upturn. Depreciation and amortization expense was $32.8 million for 2004, compared to $36.6 million during 2003.

     At December 31st, 2004, we had $7.2 million of cash and cash equivalents, about $0.7 million of restricted cash, and $43.2 million of notes payable. And we had aggregate unused borrowing availability under our U.S. and European credit agreements of approximately $110 million. During the third quarter of 2003, we exchanged 3.9 million of our convertible preferred securities, which we refer to as BUCS, for shares of our Series A preferred stock. As a result of this exchange, we eliminated $195 million of long-term debt from our balance sheet, and reported a $15.5 million non-operating gain. Additionally, during 2004 we renegotiated various lease agreements and eliminated almost $10 million of capital lease obligations from our balance sheet.

     During the third quarter of 2004, we modified our method of calculating our backlog to include purchase orders under consignment relationships. We believe inclusion of these orders provides a more accurate reflection of our overall backlog. Using this modified methodology, the company's backlog at the end of December 2004 was $450 million, a $50 million, or 13 percent, increase over the $400 million backlog at the end of September 2004, and a $245 million, or 120 percent, increase over the $205 million backlog at the end of December 2003. The last time our December backlog was at the $450 million or higher level was in December 1997.

     In December and January we reached agreements with our unionized U.S. hourly workforce in Henderson, Nevada, and Toronto, Ohio. These agreements, which extend through January 2008 and July 2008, respectively, provide labor stability during the current titanium market upturn. Let me now discuss our business outlook, and please keep in mind that a wide range of outcomes is possible in 2005 and beyond. Accordingly our remarks this morning concerning the outlook for the industry and our business should only be considered as broad guidelines. I encourage you not to place undue reliance on our comments. Actual results may differ.

     We are pleased to report that TIMET returned to full year profitability in 2004 for the first time since 1998. This was achieved due to a significant increase in demand for our products in all markets, as well as our continued focus on controlling our cost structure. We are also encouraged by what we expect for the near future, with prices for our products continuing to rise, build rates of commercial aircraft forecasted to increase, and greater potential for increases into several emerging markets, including military armor, energy, and automotive applications.

     Over the past several quarters we have seen the availability of raw materials tighten, and consequently the prices for such raw materials increase. We currently expect that a shortage in raw materials is likely to continue through 2005, and possibly into 2006, which could limit our ability to produce enough titanium products to fully meet our customers' demand. In addition, TIMET has certain customer long-term agreements, which limit our ability to pass on all of our increased raw material costs.

     We currently expect our 2005 net sales revenue to range from $650 million to $680 million, which is an increase of 30 to 36 percent from our 2004 sales revenue. Mill product sales volume, which was 11,365 metric tons in 2004, is expected to increase to between 13,600 and 14,300 metric tons in 2005, an increase of 20 to 26 percent. Melted product sales volume, which was 5,360 metric tons in 2004, is expected to increase to between 5,400 and 5,700 metric tons in 2005, an increase of one percent to six percent. We also expect mill product selling prices to increase by 10 to 15 percent in 2005, as compared to 2004, and we expect melted product selling prices to increase from 17 percent to 22 percent in 2005, as compared to 2004.

     Our cost of sales is affected by a number of factors, including customer and product mix, material yields, plant operating rates, raw material costs, labor and energy costs. Raw material costs, which include sponge, scrap and alloys, represent the largest portion of our manufacturing cost structure. And, as previously discussed, we expect to incur continued cost increases during 2005, except for the cost of our internally generated sponge, which we expect to remain relatively flat in 2004.

     Scrap and certain alloy prices have more than doubled from year-ago prices, and increased energy costs also continue to have a negative impact on our margins. In addition, our cost of sales can be significantly affected by adjustments to our LIFO inventory reserve, as was the case during 2004.

     We expect production volumes to continue to increase in 2005, with overall capacity utilization expected to approximate 75 to 80 percent in 2005, as compared to 72 percent in 2004. However, our practical capacity utilization measures can vary significantly based on product mix. We currently expect that our gross margin percentage in 2005 will range from 11 percent to 13 percent.

     Selling, general, administrative and development expenses for 2005 should approximate $48 million, or from 7.1 percent to 7.4 percent of net sales, a decline from 2004 from a percentage point of view. We anticipate that Boeing will purchase a significantly higher amount of metal from us during 2005, as compared to 2004, and therefore expect the amount of take or pay income we recognize during 2005 to decrease to between $15 million and $20 million. The take or pay income will continue to be reported as operating income, but will not be included in sales revenue, sales volume, or gross margin.


     We presently expect operating income for 2005 of $50 million to $65 million, which represents a 42 percent to 84 percent increase from operating income earned in 2004. Dividends on the company's Series A preferred stock should approximate $13.2 million in 2005, and we expect net income attributable to common stockholders to range from $35 to $50 million.

     These net income estimates include a $12.6 million non-operating gain we currently expect to recognize in the first half of 2005 related to the sale of certain real property at our Henderson, Nevada facility, which closed in the fourth quarter of 2004. On top of these net income estimates, we may recognize a net tax benefit of $35 million to $40 million during 2005 if a reversal of a portion of our deferred tax asset valuation allowance with respect to our U.S. and U.K. net operating loss carry-forwards is determined to be appropriate under the more likely than not recognition criteria.

     We expect to generate $50 to $60 million in cash flow from operations during 2005, and capital expenditures during 2005 are expected to approximate $39 million. The increased spending over 2004 primarily reflects the remaining construction of the wastewater treatment facility, as well as additional capacity improvements as we continue to prepare for increased demand by certain customers under long-term agreements.

     Depreciation and amortization should approximate $32 million in 2005. We currently expect to make contributions of approximately $8.5 million to our defined benefit pension plans during 2005, and we expect our pension expense to approximate $8.1 million in 2005.

     We believe that 2004 was a turning point for TIMET, and we expect 2005 to continue to be profitable for us. All evidence indicates that the recent downturn in the titanium industry is over, and we are looking forward to generating positive returns for our shareholders during the expected up-cycle. While the current shortage of raw materials and the consequential negative effects on raw material pricing will create challenges for us, we are still optimistic that we will be able to achieve strong financial results on a consistent basis for at least the next few years.

     Let me stop here, Susan, and ask for any questions.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one to ask a question.

     And we'll take our first question from Chris Cook with Zazove.

Chris Cook: Hi. Thanks for taking my question. What are your plans for the free cash flow you guys are generating now?

Lanny Martin: Well, at the current time, as I mentioned, we're spending a fair amount on capital expenditures. And we're looking at other potential capital projects down the road. And I'm sure we may continue to purchase some securities in the open market as we have been in the past year or two.

Chris Cook: OK. And then your marketable security balance went up, it looks like about, I don't know, actually seven million in the quarter, or six million in the quarter.

Lanny Martin: It's about $47 million now, I think.

Chris Cook: Yeah. Versus $40 million ...

Lanny Martin: Right.

Chris Cook: ... or $41 million in the third quarter.

Lanny Martin: Right.

Chris Cook: Are those purchases, or is that appreciation?

Lanny Martin: I think it's some of each, but ...

Chris Cook: Some of each?

Lanny Martin: You know what the breakdown is?

Bruce Inglis: Purchases was about five million, and the rest was appreciation.

Chris Cook: OK. And then what was the cash inflow from the sale of real property? You mentioned that it was a gain of 12.6, but I assume there was some cost basis so that you actually got in more ...

Lanny Martin: There actually was -there was -there really wasn't much of a cost basis. I think it's all - it was all cash.

Chris Cook: OK. So, I can - I can - the cash flow statement will look like you guys just got in 12 million.

Bruce Inglis: Yeah. The cash was $12 million.

Chris Cook: OK. And then working capital, obviously you guys used a decent amount of working capital in the fourth quarter, as well as in the full year. What are your expectations for '05 as far as needs to fund working capital, or if you can get money out of working capital?

Bruce Inglis: In '05 we will need working capital increases in the receivables as our sales go up approximately $180 million. Inventory is expected to increase as well to support the higher production level and the higher costs of the raw material.

Chris Cook: And should someone just take a look at days sales outstanding and inventory turns and assume those stay relatively constant?

Bruce Inglis: Yeah, the DSO will stay relatively constant. The DSI might go down a little bit because of the increase in production capacity.

Chris Cook: Got you. OK. All right. And then cap ex of 39 million in '05. Beyond
     - excuse me - beyond '05, what kind of capital spending levels would it take to support existing sales levels?

Lanny Martin: I'd say that of this 39 million, about nine million is wastewater plant ((inaudible)) so it's about $30 million other than the finalization of our wastewater plant in 2005.

Chris Cook: OK. Could be considered sort of maintenance or?

Lanny Martin: I think - yeah, that's about equal to depreciation. I think ...

Chris Cook: OK.

Lanny Martin: ... that's a pretty good number.

Chris Cook: OK. Great. Good luck guys. Thanks.

Lanny Martin: Yeah.

Operator: Once again, to ask a question, please press star one. We'll now hear from Chris Brown with Longbow Research.

Chris Brown: Yes. I was just wondering, how much of your business is done on a contract basis?

Lanny Martin: I'll tell you, company-wide it's about 40 percent, isn't it?

Chris Brown: It's about 40 percent.

Bruce Inglis: It's about 40 percent for long-term agreements.

Lanny Martin: We have - of course we contract during the year, so, you know, virtually all of our business is of some type of contract.

Chris Brown: OK.

Lanny Martin: But in terms of long-term agreements, about 40 percent worldwide.

Chris Brown: Now is that the same percentage in 2003 too, or has it increased from 2003 to 2004?

Lanny Martin: It's about the same. It might go up somewhat. As a percentage I think it's about the same.

Chris Brown: Got it. OK. Well, that's all the questions I had. Thank you very much.

Operator: We'll now hear from John Brennan with Sirius Capital.

John Brennan: Yeah, could also just comment on where you source your sponge on the market, and what percent is internally sourced? And then also going back on the contract question, for the 40 percent that's long-term, are those prices fixed and you're unable to pass along any sponge material cost increases?

Lanny Martin: About a third of our sponge is produced internally, and the balance is purchased. And of that that's purchased, another - at least another third of it is under long-term agreements with fixed prices. And I ask these guys to correct me if I'm wrong on that.

Bruce Inglis: Yeah.

Lanny Martin: And then the balance we purchase on a yearly basis, or longer, at prices that are, you know, market prices. And so that's where we get our sponge. In terms of the long-term agreements, we have quite a variety of them. Some, for example, about a year ago we entered into some long-term contracts for 2005 under what today looked like pretty unfavorable prices. Those expire at the end of 2005.

     That's not - that's a smaller part of this 40 percent. But the rest of them have cost pass-through provisions, but they don't cover - they don't cover much of the increases we're seeing today.

Chris Brown: OK. So, roughly about 45 percent of your sponge is not under some kind of long-term contract, and is purchased basically on the spot market?

Bruce Inglis: From a raw material - titanium raw material, a third is internally generated, a third is scrap bearing, which are either on buy-back agreements or spot prices, and then a third is bought under either a long-term contract or on a one-year contract.

Lanny Martin: Yeah, you know, that's a better way to look at it, is from our total raw material requirements than just sponge.

Chris Brown: OK.

Lanny Martin: And it's a little different on sponge, although almost about the same percentages if you just look at sponge alone.

Chris Brown: OK. Thank you.

Operator: As a final reminder, please press star one to ask a question. And now we'll hear from Joe Vidich with Manalapan Oracle Advisors.

Joe Vidich:   Hello. I guess I just have one question.  You guys for a few years have been working on an R&D project to lower the cost of producing titanium. And I was wondering if you had any update on that?

Lanny Martin: That project has been, you know, underway now I think for a couple of years. And the timeframe has been pushed out a little bit. We haven't quite met the reporting dates that we'd originally set. But I think we'll be making some report on that in the fairly near future, in the next few months. And we'll make that public at the time. But we continue to work on it, and don't have much to report right now. But it is one of the company's important strategic initiatives, is to do something in the sponge area, whether with this project or with another project down the road.

Joe Vidich: OK. Do you have an idea roughly what your, you know, what kind of capital you've committed to that project, or similar type projects?

Lanny Martin: The DARPA project I think our total expenses there, which is almost all expense and not much capital at all, was about ...

Bruce Inglis: About $2.0 million.

Lanny Martin: I don't think we spent that much on DARPA. A lot of that was reimbursed. So our portion of that is - we've got an internal disagreement here. But I think a lot of that was reimbursed. I have a number of $500,000 in my head, but if it's materially different than that, it's a range of $500,000 to $2.0 million, according to Bruce.

Joe Vidich: OK.

Lanny Martin: But that's if - that's kind of the initial number you would expect in any foray into this area for the initial R&D work over, you know, a couple year period. And the real money starts when you start to scale up.

Joe Vidich: If your results are favorable, I mean what kind of timeframe would you have for scaling up?

Lanny Martin: I'd say - I don't think there will be any significant scale-up for the - certainly for this year, 2005, and I'd be surprised to see anything in 2006, under any - under any - under any of the technology that's out there today.

Joe Vidich: OK. Thanks a lot guys.

Operator: Eric Ribner with NorthStar Capital has our next question.

Eric Ribner: Hi. Could you guys breakdown your end market expectation in sales for '05?

Bruce Inglis: From a commercial aerospace we - it's running about 65 percent of our total revenues, with military being the next largest, and emerging markets being the third one.

Lanny Martin: Industrial.

Bruce Inglis: Yeah, industrial - sorry, industrial being second and emerging markets being about the third largest. It's typically run about 10 to 15 percent.

Eric Ribner: So, is military included in industrial? Or is that separate?

Bruce Inglis: No. The military would be - well, there's two militaries. There's military aerospace, as well as the military in the armor business. The military aerospace would be part of the 65 percent that typically our commercial and military aerospace runs as our sale.

Eric Ribner: And of the 40 percent that's on the long-term contract, how does that break down? Is that mostly military, or commercial ...

Lanny Martin: No. Almost all of that is in the commercial aerospace sector. The small - some part of it's in the military, but most if it's in the commercial aerospace.

Eric Ribner: And implied in your guidance, what do you have for sponge pricing?

Lanny Martin:  You know,  I don't think we want to get into that kind of detail.
     But it's the sponge pricing for that which is not under contract, and that which we don't make, has gone up significantly. And I think, you know, what's a order of magnitude?

Bruce Inglis: The sponge element's probably about a 40 percent increase.

Eric Ribner: A 40 percent increase in '05 over '04?

Bruce Inglis: For the portion that is not under long-term contract or internally produced.

Eric Ribner: OK. And how much is the spot price over your long-term contracts?

Bruce Inglis:  It's probably close to 50 ...

Lanny Martin:  At least - the spot price is at least 50 percent higher.

Bruce Inglis: Yeah. Spot prices, there's some pretty high spot prices out on the market right now.

Eric Ribner: Got you. Thanks.

Lanny Martin: You're welcome.

Operator: And now we'll hear from Scott Sage with Sage Ideas. Mr. Sage, your line is open. If you have your mute button pushed, please depress it again.

Scott Sage: Sorry. The mute button. A couple of related questions here. Any thoughts on reinstating the dividend in the future, and what might that look like?

Lanny Martin: Well, that's a - that's a board of directors decision. And when they might consider that, or if they will consider that, I just couldn't tell you right now. Something that could be considered down the road, but there's no present plans to do so.

Scott Sage: OK. And then someone asked earlier about the purchase of marketable securities. Are there any plans with those? What do you guys plan to do with those securities?

Lanny Martin: Right now we're holding them - holding them as marketable securities, and we don't have any plans one way or the other to do anything with them right now.

Scott Sage: OK. OK. And then finally the question about the bonuses, you mentioned that was spread across 2,000 employees. Is there a concentration of a few employees that get a larger percentage of that? And what does that breakdown look like?

Lanny Martin: Well, the more - the more, you know, the higher your salary is, the more bonus compensation generally you make, so then it would be dollar-wise a higher amount, and probably a higher percentage too among higher compensated people. But it's spread out pretty evenly. When I say - I don't mean evenly, but I mean it's proportionally spread out in a way that would be typical of a broad-based incentive compensation plan at most companies.

Scott Sage: OK. All right. Thanks guys.

Lanny Martin: You're welcome.

Operator: It appears there are no further questions at this time. Mr. Martin, I'll turn the call back over to your for any closing or additional remarks.

Lanny Martin: OK. Anything else you want to say Bruce or Scott?

Bruce Inglis: No.

Lanny Martin: Those are all of our remarks, and we appreciate your interest in our company. And thank you for investing in us. Thanks Susan.

Operator: Thank you. Thank you for joining today's conference. This does conclude the live portion of the call. If you would like to listen to the
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